NEWS RELEASE

OTCBB: TXLA

Exhibit 99.1

TWO ANTICLINES DISCOVERED ON TEXOLA ENERGY’S MAVERICK SPRINGS PROPERTY IN NEVADA

VANCOUVER, B.C., August 22, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) has received preliminary results from internationally renowned Cedar Strat Corp. on its 2006 field exploration program indicating that two anticlines were discovered. The northern anticline, named the Maverick Springs Anticline, is defined by opposing attitudes and a gravity high and covers approximately 53,000 acres. South dipping rocks at the axis on the southern part of the anticline indicates south plunge. Volcanic cover precludes finding exposures of the north plunge on the northern part of the anticline. The Maverick Springs Anticline provides the best drilling target in the Maverick Springs AMI.

The southern anticline, named the Murry Canyon Anticline, is poorly defined by attitudes with increasing dip westward on the east limb and a gravity high east of the projected fold axis. The 15,000 acre structure lacks exposures of the west limb and lies near a gravity low west of the exposed east limb.

The Company's management team is very encouraged by the initial exploration results as provided by Cedar Strat and looks forward to providing additional updates as we proceed.

About Texola Energy Corp.

Texola is an emerging growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations:

Nick Beauchesne

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.